UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2010

KBS STRATEGIC OPPORTUNITY REIT, INC.

(Exact name of registrant specified in its charter)

Maryland	333-156633	26-3842535
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

620 Newport Center Drive, Suite 1300

Newport Beach, California 92660

(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

The information in this Report set forth under Item 2.01 regarding the acquisition of a non-performing first mortgage loan is incorporated herein by reference.

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On December 8, 2010, KBS Strategic Opportunity REIT, Inc. (the “Company”), through an indirect wholly owned subsidiary, purchased, at a discount, a non-performing first mortgage loan (the “Northridge Center I & II Mortgage”) for $7.1 million plus closing costs. The Company acquired the loan from Bank of America, N.A., as successor by merger to LaSalle Bank National Association, as Trustee for the Registered Holders of Citigroup Commercial Mortgage Trust 2005-C3, Commercial Mortgage Pass-Through Certificates, Series 2005-C3, which is not affiliated with the Company or KBS Capital Advisors LLC (the “Advisor”), the Company’s external advisor. The borrowers under the Northridge Center I & II Mortgage are not affiliated with the Company or the Advisor. The Company funded the acquisition of the Northridge Center I & II Mortgage with proceeds from its ongoing initial public offering.

The Northridge Center I & II Mortgage is secured by two office buildings containing 188,509 rentable square feet constructed in 1985 and 1989, respectively. The buildings are located at 365-375 Northridge Road in Atlanta, Georgia and, collectively, are currently 83% leased, with a lease of 61,216 square feet expiring on December 31, 2010. The tenant under this lease has indicated that it will not renew this lease. Therefore, the Company expects that, as of January 1, 2011, the buildings securing the Northridge Center I & II Mortgage will be collectively 49% leased.

As this is a non-performing loan, the Company does not expect the Northridge Center I & II Mortgage to perform in accordance with its contractual terms, including the repayment of the principal amount outstanding under the loan, the payment of interest at the stated amount on the face of note or the repayment of the loan upon its maturity date. As such, the Company will explore various strategies including the following: (i) negotiating with the borrowers for a reduced payoff, (ii) restructuring the terms of the loan, and (iii) enforcing the Company’s rights as lender under the loan and foreclosing on the collateral securing the loan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS STRATEGIC OPPORTUNITY REIT, INC.

Dated: December 14, 2010	BY:	/s/ Keith D. Hall
Keith D. Hall
Chief Executive Officer and Director